UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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Rovi Corporation

(Exact name of registrant as specified in its charter)

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ROVI SETS RECORD STRAIGHT ON DISCUSSIONS WITH ENGAGED CAPITAL

•	ROVI HAS ACTED IN GOOD FAITH TO SETTLE THROUGHOUT THIS PROXY CONTEST

•	ENGAGED CAPITAL’S ACTIONS SUGGEST IT IS MORE FOCUSED ON ITS OWN INTERESTS AND GETTING ITS FIRST PROXY FIGHT “WIN” THAN DOING WHAT IS RIGHT FOR ROVI STOCKHOLDERS

•	ROVI IS COMMITTED TO ADDING FURTHER EXPERIENCE TO THE BOARD, BUT WILL NOT LOWER ITS STANDARDS TO INCLUDE DAVID LOCKWOOD

SANTA CLARA, Calif. – (BUSINESS WIRE) – May 11, 2015 – Rovi Corporation (NASDAQ:ROVI) today issued the following letter to all Rovi stockholders in connection with its 2015 Annual Meeting of Stockholders, which will be held on May 13, 2015:

VOTE “FOR ALL” ROVI DIRECTORS ON THE BLUE PROXY CARD TO PROTECT THE VALUE OF YOUR INVESTMENT IN ROVI

Dear Fellow Stockholders,

Throughout this proxy contest, stockholders have asked us: Why hasn’t this matter settled? Why let the company suffer through an expensive, distracting and potentially destabilizing proxy fight at a time when Rovi is focusing on critical IP renewals and product launches?

As we detailed in our prior letter to stockholders on April 27, 2015, Rovi’s Board has made reasonable and distinct settlement offers, contrary to what Engaged Capital wants stockholders to believe. Had Engaged Capital wished to negotiate the terms of settlement, rather than flatly reject them, it certainly could have done so. For example, Rovi affirmatively offered Engaged Capital the opportunity to propose changes to the standard standstill provision (despite it being a provision that Engaged Capital has agreed to in past settlements with other companies), and Engaged Capital chose not to respond to our offer.

Nevertheless, Rovi made its most recent settlement proposal just over a week ago, on May 3, 2015, offering to:

(i)	Appoint one of Engaged Capital’s nominees (Raghu Rau) to the Board immediately;

(ii)	Appoint a new mutually agreed-upon director to the Board (consistent with the Company’s ongoing director search and including new candidates suggested to Rovi by other investors);

(iii)	Have our current Chairman of the Board agree not to stand for re-election at Rovi’s 2016 Annual Meeting (with an expressed desire to minimize disruption during a critical year for the Company and have an orderly transition in advance of the 2016 Annual Meeting once the new mutually-agreed director was found);

(iv)	Institute a finance and strategy committee of the Board as Engaged Capital requested; and

(v)	Pay for Engaged Capital’s costs in connection with this contest.

Engaged Capital rejected our offer and has made clear it will not accept any proposal that doesn’t include putting David Lockwood on the Rovi Board, despite our very serious concerns regarding Lockwood’s qualifications and his reputation among our customers. Our Board takes its responsibilities to stockholders seriously and will not compromise its standards for Board membership and accept Engaged Capital’s insistence on David Lockwood. We would rather allow ALL Rovi stockholders to decide Board membership for themselves.

These facts stand in stark contrast to the comments Engaged Capital made last week claiming that Rovi’s Board made only one, hollow settlement offer1 and calls into question Engaged Capital’s agenda. Engaged Capital has been quick to cite its history of settlements, so why wouldn’t it settle this contest and work with Rovi for the benefit of all of its stockholders? We can only conclude that Engaged Capital is apparently more focused on winning its first public proxy fight than achieving the best result for Rovi stockholders.

As we have communicated to you throughout the course of this contest, we believe Engaged Capital and its nominees are the wrong choice for Rovi. In our view, they do NOT have compelling qualifications; they have NO plan for Rovi’s future; and they have expressed ideas which we believe – if enacted – would seriously threaten the value Rovi is poised to realize.

VOTE “FOR ALL” ROVI DIRECTORS ON THE BLUE PROXY CARD TO PROTECT THE VALUE OF YOUR INVESTMENT IN ROVI

Over the past two months, our concerns about Engaged Capital have only grown stronger. Engaged Capital has been unwilling to come to reasonable terms despite the clear costs to Rovi and its stockholders. Moreover, it has repeatedly misrepresented our good-faith attempts to resolve this situation.

Rovi is actively augmenting its Board with key strategic expertise to drive sustained and profitable growth. We are prepared to continue making the RIGHT changes with qualified nominees – like recent addition Steven Lucas – and are actively talking to and evaluating candidates that have been introduced to us by our stockholders.

As a stockholder, if you want to see additional expertise on the Board, make sure it is the RIGHT expertise. If you have already voted on Engaged Capital’s white proxy card, you have every right to change your vote using a later dated BLUE proxy card. We strongly urge you to vote “FOR ALL” Rovi directors on the BLUE proxy card to protect the value of your investment in Rovi.

Thank you.

If you have any questions, require assistance with voting your BLUE proxy card or need additional copies of the proxy materials, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

Or

TOLL-FREE (800) 322-2885

[1]	In its May 8, 2015 letter to stockholders, Engaged Capital claimed that Rovi’s Board has made only one settlement offer, pursuant to which “no incumbent will take responsibility for the value-destruction and step down, no direct shareholder representative would join the Board, Engaged Capital would be restricted to an unprecedented ownership limit of just 1% of the outstanding shares, and no strategy or finance committee would be given the proper mandate…”

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Rovi Corporation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with Rovi’s 2015 Annual Meeting of Stockholders. Rovi has filed with the SEC and has provided to its stockholders a definitive proxy statement and a BLUE proxy card in connection with such solicitation. ROVI STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of Rovi’s directors and executive officers and their respective interests in Rovi by security holdings or otherwise is set forth in Rovi’s definitive proxy statement for the 2015 Annual Meeting of Stockholders, filed with the SEC on April 13, 2015, and in Rovi’s annual report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 19, 2015, which documents are available at the investor relations portion of Rovi’s website at http://ir.rovicorp.com/CorporateProfile.aspx?iid=4206196. To the extent holdings of such participants in Rovi’s securities have changed since the amounts described in the 2015 proxy statement, or if a particular participant’s holdings are not set forth in the 2015 proxy statement, such holdings (or changes thereto) have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the special interests of such participants, if any, in the matters to be voted on at Rovi’s 2015 Annual Meeting of Stockholders is included in the definitive proxy statement referred to above. You can obtain free copies of these referenced documents as described below.

These documents, including the definitive proxy statement (and amendments or supplements thereto) and the accompanying BLUE proxy card, and any other relevant documents and other material filed by Rovi with the SEC, are or will be available for no charge at the SEC’s website at www.sec.gov and at the investor relations portion of Rovi’s website at http://ir.rovicorp.com/CorporateProfile.aspx?iid=4206196. Copies may also be obtained free of charge by contacting Rovi Investor Relations by mail at 2830 De La Cruz Boulevard, Santa Clara, California 95050 or by telephone at (408) 562-8400.

About Rovi Corporation

Rovi is leading the way to a more personalized entertainment experience. The Company’s pioneering guides, data, and recommendations continue to drive program search and navigation on millions of devices on a global basis. With a new generation of cloud-based discovery capabilities and emerging solutions for interactive advertising and audience analytics, Rovi is enabling premier brands worldwide to increase their reach, drive consumer satisfaction and create a better entertainment experience across multiple screens. The Company holds over 5,000 issued or pending patents worldwide and is headquartered in Santa Clara, California. Discover more about Rovi at Rovicorp.com.

Contacts:

Investors

Peter Halt / Peter Ausnit

Rovi Corporation

(818) 295-6800 / (818) 565-5200

Paul Schulman / Larry Dennedy

MacKenzie Partners, Inc.

(212) 929-5500

Media

John Christiansen / Megan Bouchier

Sard Verbinnen & Co

(415) 618-8750

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